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                                                              EXHIBIT 10(10)

                         Financial Services Agreement
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This Financial Services Agreement ("FSA") dated September 1, 1999 which shall have effect as of the 1st day of January, 1999, by and between Virtual Communities, Inc., a private corporation registered in Delaware having its principal place of business at 589 8th Avenue, New York, New York, 10018 ("Virtual Communities") and Virtual Communities Israel Ltd., a private company registered in Israel having its principal place of business at Jerusalem Technology Park - Malcha, Jerusalem, Israel 91481 ("VCIL").

WHEREAS, VCI is engaged in electronic publishing on the World Wide Web and owns all right, title and interest in, and operates, Internet sites on the World Wide Web including, www.virtualjerusalem.com, www.virtualholyland.com, www.virtualireland.com, www.vjradio.com and www.israelwire.com, (collectively, the "VCI Sites"), stored on VCI servers located in the United States;

WHEREAS, VCI is also engaged in developing and acquiring additional web-based communities targeted to U.S. ethnic and cultural groups that combine content and interactive features with advertising and e-commerce opportunities;

WHEREAS, VCI, through its wholly owned subsidiary, VCI Community Solutions, Inc., also markets and sells community management solutions to clients interested in building web-based communities which includes complete end-to-end solutions, including technology, tools for content aggregation, and community design and development services; and VCI is obligated to perform certain web development, hosting, exposure and maintenance services for content partners of the VCI Sites (together, "Clients");

Whereas, VCIL has the necessary experience, skill and employees to undertake and carry out the Financial Services, as defined below, as requested by VCI from time to time; and

Whereas, VCI and VCIL desire to enter into an agreement by which VCIL will undertake to perform the Financial Services for VCI as VCI shall request from time to time.

Now, therefore, in consideration of the terms and conditions and mutual agreements contained herein, VCI and VCIL agree as follows:

1.   Definitions. As used herein, the following terms, when capitalized, shall
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have the meanings set forth beside them:
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     "Financial Services" -- any or all of the following: (a) negotiation, at the instruction of, and subject to the approval by VCI, of agreements with Clients; (b) assistance with the consolidation of financial reports of VCIL into those of VCI; (d) assistance with VCI investor relations upon request by VCI; (e) collection of fees payable to VCI by Clients resident, incorporated or registered to do business in Israel ("Israeli Clients") or other Clients outside of Israel upon the request of VCI (f) liaison with outside U.S. counsel related to corporate legal work related to financing activities undertaken by VCI and related work required by regulatory agencies and (g) administrative services related to VCI's U.S. and Israel subsidiaries including VCI Internet Properties Ltd. (Israel) and VCI Community Solutions, Inc. (U.S.) upon request by such subsidiaries; and (h) other accounting and legal services as shall be requested from time to time by VCI.

2.   Financial Services. (a) VCIL hereby agrees to provide the Financial
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Services to VCI as VCI shall request from time to time. A request for the performance of services hereunder shall be made by VCI in the manner agreed by the parties; VCI shall provide such information and assistance as VCIL may reasonably require in order to perform its duties hereunder .

     (b) VCIL shall consult with and receive instruction from VCI prior to and during the negotiation of Client agreements and other preparatory legal work and shall provide VCI with drafts of all such agreements and legal documents which shall be executed by VCI.

3.   Title. All right, title and interest in and to any work performed by VCIL
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under this Agreement including without limitation, any goodwill associated with the Sites (including, but not limited to, client lists), know-how, trade-secrets, flow charts, drawings, specifications, data or other information, trademarks, copyrights, moral rights and all other proprietary rights (collectively, "Works") shall belong exclusively to VCI or, as the case may be, the Clients. VCIL agrees to execute and deliver to VCI all assignments and other documents as VCI may request, to transfer and perfect all right, title and interest in all such Works.

4.   License. VCI hereby grants to VCIL a worldwide, royalty free license,
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during the term of this Agreement to use the Works in any manner, at VCIL's discretion, an unlimited number of times, solely for purposes of performing its duties hereunder, including without limitation to copy, reproduce, scan, convert into digital form, store or install in and retrieve from a storage device, edit, crop, digitally or otherwise manipulate and modify, distribute, display, perform, adapt, publish, publicize, or prepare derivative works of any kind with respect to the Works.
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5.   Consideration. As consideration for the Financial Services provided by VCIL
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hereunder, VCI shall pay to VCIL a monthly retainer fee in the total amount of
$15,000 (fifteen thousand U.S. dollars), plus Value Added Tax if and to the extent required by applicable law (the "Fee"), such Fee to be renegotiated by the parties on an annual basis. Subject to section 6 below, the Fee shall be paid by VCI no later than the seventh (7th) day of each calendar month, unless agreed otherwise by the parties, by direct bank transfer to the bank account of VCIL at Israel General Bank account # 37197-1 branch #202 or as otherwise designated by VCIL.

6.   Set-Off. VCI shall be entitled to set-off against any Fees payable
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hereunder to VCIL, such amounts which VCIL shall collect from Israeli Clients on behalf of VCI provided that written notice of the set off shall be delivered to VCIL no later than the third (3rd) day of each calendar month, unless otherwise agreed by the parties. Upon any notice of set off, VCIL shall issue a tax receipt to VCI with respect to payment of the amount of the set off. The amount of the consideration paid by VCI to VCIL for VCIL's collection services related to Israeli Clients shall be invoiced by VCIL including Value Added Tax.

7.   Reports. (a)  Until termination of this Agreement, VCIL shall periodically,
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at VCI' request, provide a written report to VCI with respect to VCIL's performance of Financial Services since the last such report which shall include (without limitation) the following details: (1) the service performed; (2) the identity of the employee who performed such service; and (3) the time expended on the performance of such service.

(b) VCIL shall keep and maintain adequate books, records, and files to enable it to furnish complete and accurate information to VCI regarding all aspects of the services performed pursuant to this Agreement, and shall retain such items for a period of five (5) years after termination of this Agreement.

8.   Confidentiality. (a)  From and after the date of this Agreement,
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termination or expiration notwithstanding, each party agrees not to disclose to any third party information concerning the other party's operations, financial and/or technical data, business plans and proposals without advance written approval of the other party, except as may be required by law or governmental regulations.

(b) The parties hereby agree that any breach of Section 8(a) would constitute irreparable harm and that either party shall be entitled to seek specific performance or injunctive relief to enforce Section 8(a) in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

9.   Expiration and Termination. (a) This Agreement shall have an initial term
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of one (1) year from the effective date hereof, and shall be automatically
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renewed for additional successive one year periods unless at least ninety (90)
days advance written notice of intent not to renew is given by either party to the other before the expiration of the initial term or any such renewal term.

(b) Either party may terminate this Agreement at any time on ninety (90) days written notice without cause.

(c) Termination or expiration of this Agreement shall not relieve either party of any obligations under Sections 5, 7(b) and 8 and shall not relieve VCI of its obligation to pay to VCIL any outstanding amount owed, pursuant to Section 5 above, which shall become immediately due.

(d) The rights provided to the parties hereunder Section 9 shall not be exclusive and are in addition to any of the other rights provided by this Agreement or by law.

10.  Indemnification. VCIL shall indemnify and hold VCI harmless from any and
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all damages that may be caused to VCI by virtue of VCIL's breach of the terms of this Agreement including without limitation, costs, expenses and attorneys' fees incurred by VCI. VCI shall notify VCIL promptly in the event that a claim for indemnity is being asserted under this Agreement and VCIL shall be given the opportunity to take over, settle or defend the claim at its own expense. In the event that VCIL so elects, it shall cooperate with and allow VCI to participate at its own expense in the defense or settlement of any such claim.

11.  Assignability. Neither this FSA nor the rights or obligations hereunder
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may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that this FSA may be assigned by either party to an affiliate of such party, or, upon the merger of the party or the sale of such party's business, to the entity with which the party has merged or to whom the party has sold its business, all without the consent of the other party, upon providing notice to the other party.

12.   General Assurances. The parties agree to execute, acknowledge and deliver
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all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this FSA.

13.  Notices. All notices provided for in this FSA shall be given in writing and
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shall be effective when either served by personal delivery or upon receipt via
U.S. or international mail, return receipt requested, postage prepaid, at the addresses of the corporate headquarters of VCI and VCIL.
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14.  Merger and Amendments. This FSA constitutes the entire understanding of the
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parties with respect to the subject matter of this FSA and merges all prior communications, understandings and agreements. This FSA shall not be modified except by a subsequently dated written amendment of this FSA, signed on behalf of VCI and VCIL by their duly authorized representatives.

15.  Governing Law. This FSA shall be governed by and construed in accordance
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with the laws of the State of New York. The relevant court in New York shall have exclusive jurisdiction with respect to any dispute or matter arising from or in connection with this FSA.

16.  Relationship of Parties. The parties hereto are independent contractors and
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neither party is an employee, agent, partner or joint venturer of the other.
Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party.

In witness whereof, the parties have executed this FSA by their duly authorized representative as of the date set forth above.


Virtual Communities, Inc.               Virtual Communities Israel, Ltd.


By: s/Avi Moskowitz                     By: s/David Kahn
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    Avi Moskowitz                           David Kahn
Title: President and CEO                Title: Executive Vice President